UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  02/11/2015

RE/MAX Holdings, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-36101

Delaware	80-0937145
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

5075 S. Syracuse St.
Denver, CO 80237
(Address of principal executive offices, including zip code)

(303) 770-5531
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 11, 2015, Gilbert (Chip) Baird III and David Ferguson notified the Chairman of the Board of Directors (the "Board") of RE/MAX Holdings, Inc. (the "Company") of their intention to resign from the Board, effective March 11, 2015. Messrs. Baird and Ferguson are resigning due to other time commitments. Neither Mr. Baird's nor Mr. Ferguson's resignation is the result of any disagreement with the Company regarding its operations, policies or practices. Following the resignations, the Board will consist of nine members.

Messrs. Baird and Ferguson are partners at Perella Weinberg Partners, L.P. They were both previously partners at the private equity firm Weston Presidio V, L.P. ("Weston Presidio"). Prior to the Company's initial public offering in October 2013, Weston Presidio owned membership units in RMCO, LLC, a subsidiary of the Company. All of Weston Presidio's membership units in RMCO, LLC were redeemed in connection with the Company's initial public offering.

As previously announced, on January 31, 2015, Christine Riordan, Ph.D. was elected to serve on the Board. Dr. Riordan is the President-elect of Adelphi University. Her term as President will begin on July 1, 2015. She has served as Executive Advisor, Provost and Professor of Management at the University of Kentucky since 2013. Prior to that, she was Dean and Professor of Management at the Daniels College of Business at the University of Denver from 2008-2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RE/MAX Holdings, Inc.

Date: February 13, 2015	By:	/s/ Geoffrey D. Lewis
Geoffrey D. Lewis
Executive Vice President and Chief Legal